Exhibit 23(c)
August 22, 2008
General Motors Corporation
300 Renaissance Center
Detroit, MI 48265
Re: Consent of Hamilton, Rabinovitz and Associates
Ladies and Gentlemen:
     Hamilton, Rabinovitz and Associates, an independent firm expert in asbestos valuation, hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of General Motors Corporation (the “Corporation”) of the use of and references to (i) its name and (ii) its review of and reports concerning the Corporation’s liability exposure for pending and estimable unasserted asbestos-related claims, included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008.
Sincerely,
/s/ Francine Rabinovitz
Dr. Francine F. Rabinovitz, President
Hamilton, Rabinovitz & Associates, Inc.